Exhibit 10.1

Cooperation Agreement

Party A: Shenzhen Saikun Biotechnology Co., Ltd.

Legal Representative: Chunjie Zhang

Party B: Jiashierle (Xiamen) Health Science & Technology Co., Ltd.

Legal Representative: TAN HUNG SENG

In the light of:

1. Both Party A and Party B are enterprises legally established and existing under the laws of PRC. Shanghai Kangzi Pharmaceutical Science & Technology Co., Ltd. is a subsidiary of Party B with its shares controlled by Party B (as of the date of this Agreement, Party B holds 60% of shares). The quantized spatial power chamber (hereinafter collectively “remedial chambers”) developed by Shanghai Kangzi Pharmaceutical Science & Technology Co., Ltd. is in the term of clinical trial.

2. Both Party A and Party B have abundant knowledge about the application and marketing prospects of remedial chambers and have reached agreements on the clinical trial and marketing promotion of remedial chambers.

Therefore, for facilitating the progress of clinical cooperation and advertising the remedial chambers to market as soon as possible, Party A and Party B have reached the following agreements through negotiation:

1. Forms and Contents of Cooperation

The Party A shall provide support funds of five million and fifty thousand RMB (¥5,500,000) for the cooperation, while Party B shall be responsible for selecting and purchasing raw materials of remedial chambers as well as providing one assembled equipment for clinical trial. After fulfilling the payment of whole funds, Party A shall have the rights of use and the derivative interests.

2. Payment of Funds

2.1 Time of Payment

2.1.1 Both Party A and Party B have confirmed that Party A has paid the first sum of funds of one million and fifty thousand RMB (¥1,500,000) to the account designated by Party B on September 7th 2019 and have paid one million and fifty thousand RMB (¥1,500,000) to the account designated by Party B on September 27th 2019. As of the date of signing this Agreement, Party A has paid a total of three million RMB (¥3,000,000) for cooperation support funds.

2.1.2 As Party A agreed, it shall pay two million and fifty thousand RMB (¥2,500,000) to Party B before October 15th 2019.

2.2 Payment Method

2.2.1 Party shall pay the support funds aforesaid to the account designated by Party B as followed:

Name of Account: Jiashierle (Xiamen) Health Science & Technology Co., Ltd.

Account Number: 403210 010400 XXXXX

Opening Bank: Agricultural Bank of China Xiamen Jimei Subbranch

2.2.2 In the event Party A requests Party B to provide bills, Party A shall provide official proof on relationships between payer and Party A (or its legal representative), in order for Party B to provide bills.

3. Rights and Obligations

3.1 Installation and Transportation. Party B shall finish purchasing required raw materials for one remedial chamber and hereby installing and transporting to the place designated by Party B as known and agreed by Party A, within 30 days after receiving total support funds of five million and fifty thousand RMB (¥5,500,000) that shall be paid by Party A, and to complete equipment testing and other work.

3.2 Clinical Trial

3.2.1 As agreed by both Party, a clinical trial no less than one month shall be carried out, after the installation and adjustment of the remedial chamber.

3.2.2 During clinical trial, Party B shall be responsible for training operators required for clinical trial to operate remedial chamber equipment skillfully.

3.2.3 Party A shall be responsible for coordinating with official competent authority to ensure that such remedial chamber can normally carry out clinical trials at the site provided by Party A and shall be responsible for providing operators and site administrators required for clinical trials and arranging corresponding medical personnel. During the trial period, all expenses of relevant staff such as salary, training expenses, labor and social security expenses shall be borne by Party A.

3.2.4 Both Party A and Party B have obligation to provide clinical cases required for clinical trials in accordance with standards, to invite presidents of regional major hospitals to observe and experience in the test site during the trial period. Party A shall assist clinical hospitals with relevant clinical work and shall bear the costs and enjoy the benefits. Party B shall actively cooperate in introduction for patient and follow-up maintenance during the clinical trial period.

3.3 Both parties agree that when Party A has been able to operate and manage the remedial chamber equipment independently, Party A may request the equipment to be modified to the place designated by Party A, provided that the place shall meet clinical conditions.

3.4 The warranty period of the remedial chamber is one year, counting from the date when the remedial chamber is transported to the designated place. During the warranty period, in the event Party A requests to upgrade and transform the equipment, the relevant expenses shall be borne by Party A. Party A shall be responsible for assisting and cooperating in relevant installation work and providing logistic and financial support for the life of relevant staff.

3.5 After the completion of the clinical trial, Party B shall be responsible for acquiring relevant certificates and licenses required for producing remedial chamber. Party B shall be responsible for ensuring relevant certificates and licenses to be attached to the remedial chamber equipment used for clinical cooperation after relevant certificates and licenses being obtained. In the event Party A requests to upgrade or transform the equipment, Party B shall provide support and assistance, and the relevant expenses shall be borne by Party A. Party A shall conduct independent management and clinical services under the guidance of Party B.

4. Intellectual Property and Confidentiality

4.1 The relevant intellectual property rights of the remedial chamber shall always belong to Party B, and Party A shall never infringe upon.

4.2 During project cooperation, staff from each party who get exposure to the equipment must sign a confidentiality agreement with Party B before entering the site to work. In the event the project cooperation is suspended or expired with no more cooperation, Party A shall have the right of use and disposal of the equipment invested during the cooperation on the premise of ensuring Party B’s intellectual property rights never being infringed.

5. Dispute Resolution

5.1 The law of the PRC shall be applicable to this Agreement.

5.2 Any dispute arising out of or in connection with performance of this Agreement shall be settled through negotiation, if no agreement is reached each Party has the right to initiate litigation in court of competent jurisdiction in Shenzhen.

6. Miscellaneous

6.1 This Agreement shall come into effect as of the date of the first sum of funds of one million and fifty thousand RMB (¥1,500,000) paid by Party A getting into the account designated by Party B.

6.2 Issues not covered in this Agreement shall be supplemented by both parties in written form. The supplementary agreements shall have the same legal effect as this Agreement.

6.3 Any other oral or written memorandum or agreement between Party A and Party B on this cooperation project shall be repealed, and this Agreement prevails.

6.4 This Agreement shall be written in Chinese and English versions. Whereas the Chinese and English versions are contradictory, the Chinese version shall prevail.

6.5 This Agreement is made in quadruplicate, with each Party holding two copies respectively, and each copy has the same legal effect.

(No text below)

(This page is only for the purpose of the signature of this Agreement)

Party A: Shenzhen Saikun Biotechnology Co., Ltd. (Seal)

Legal Representative: Chunjie Zhang

Date:

Party B: Jiashierle (Xiamen) Health Science & Technology Co., Ltd. (Seal)

Legal Representative: TAN HUNG SENG

Date:

Signed at:	_________________________________